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A message from Darren Woods to employees

IRVING, Texas – Darren Woods, ExxonMobil’s Chairman and CEO, sent a message to employees today offering an assessment of the company and industry after a challenging 2020, a description of plans for 2021, and reasons for optimism about ExxonMobil’s future.

As a courtesy to shareholders and other interested parties, a copy of Mr. Woods’s message is available here:

Hello everyone, and happy New Year. I hope that you and your families are safe and well.

I want to take a few minutes today to express my gratitude and provide a few reflections on 2020, share where we’re headed in 2021, and tell you why I’m optimistic about our future.

First, as I reflect on the past year, it’s difficult to overstate the impact of the pandemic on every facet of our lives, in every community and country around the world.

I know the stress and pain many of you have faced, and I want to acknowledge the incredible circumstances we’ve all endured.

Yet, despite all this, you’ve helped our business rise to the unique challenges the pandemic has presented to our industry.

It is frankly inspiring to see that we’ve achieved record safety and reliability performance, met our business objectives, and supported relief efforts critical to the response, all while balancing health concerns and new responsibilities at work and at home.

I am deeply grateful for your personal sacrifices, and our entire leadership team appreciates your dedication and professionalism.

As I mentioned, the pandemic brought significant headwinds for our industry and our company. Today, we continue to navigate one of the most difficult business environments I’ve ever seen.

Despite that, I’m confident in our decisions and strategy, which are helping to weather the storm and position us for success.

We’ve had to make some painful but necessary changes to improve our competitive position, especially in the area of costs, but, they have helped us make progress.

By 2023, our annual cash operating expenses will be 6 billion dollars lower than they were in 2019. This provides the foundation for growth and improved profitability as markets rebound around the world.

We’ve also adjusted our capital spending plans, building in flexibility and focusing on priority areas that will deliver the strongest returns. These include our high-performance chemical projects, refinery upgrades, and, in the Upstream, our advantaged assets in Guyana, the Permian and Brazil.

As we move forward, our challenge now is to continue to find ways to safely drive further cost efficiencies and generate the most value from all of our assets. Of course, we do this while continuing our focus on safety, reliability and environmental performance.

That includes our efforts to reduce emissions and mitigate the risks of climate change, where we’ve also made steady progress.

In fact, since 2016, the year of the Paris Agreement, through 2019 we’ve reduced our operated greenhouse gas emissions by 6 percent and we intend to go further.

In the fourth quarter, we announced new emissions reductions plans for 2025 that are consistent with the goals of Paris. We also set out an ambitious goal of industry-leading greenhouse gas performance by the end of the decade.

If you haven’t already done so, I encourage you to learn more about our plans by reading the 2021 Energy and Carbon Summary, which is posted on our website.

So let’s talk about the year ahead and what the future holds for our company.

As medical experts continue to make treatment advances and vaccines are deployed, a recovery will come and we can be confident that our company will play a vital role.

We’ll provide energy and products that are critical to restarting the global economy and keeping people safe and healthy, including hand sanitizers, raw materials for medical supplies and fuel to get those products to the people who need them.

Beyond the immediate recovery, the fundamentals of our industry remain strong over the long term. Growing populations and improved living standards will increase demand for the energy and products we produce.

Our portfolio of investments is the strongest in two decades, and our recent reorganizations along value chains enable improved efficiencies and results. We are in a better position to benefit from the recovery when it comes and are well situated to meet future energy needs, while helping society achieve its ambition for a lower-carbon energy future.

That’s part of the thinking behind our newest business – ExxonMobil Low Carbon Solutions – that was established to commercialize and deploy emission reduction technologies.

It will initially focus on carbon capture and storage, or CCS, and is evaluating more than 20 new opportunities around the world to enable large-scale emission reductions.

We’re also continuing to invest in R&D focused on the world’s highest emitting sectors: manufacturing, commercial transportation, and power generation, which together account for 80 percent of global energy-related carbon emissions and where today’s alternatives are insufficient.

Through 2025, we expect to invest more than 3 billion dollars in lower-emission initiatives, which include energy-efficient process technology, advanced biofuels, hydrogen, and as I said, carbon capture, which is crucial for achieving the goals outlined in the Paris Agreement.

Let me turn now to our financial performance.

Earlier this month, we reported our fourth quarter and year end performance for 2020. And, while we recorded a significant loss in the 4th quarter due mainly to impairment charges, our base business delivered 110 million dollars of earnings and beat Wall Street expectations for the fourth quarter.

As I mentioned on our call with analysts, like everyone else, I am more than happy to close the book on 2020. I also expressed my cautious optimism as we see signs of recovery. The months ahead will continue to provide challenges, but the management committee and I are encouraged by the signs we are seeing and the strength of our position.

So as we look forward, I’ll close by stressing our key areas of focus:

Delivering world class safety and reliability,

Driving our structural cost reductions,

Advancing our flexible portfolio of high return, cost advantaged investments,

Maintaining the dividend and preserving the balance sheet, and,

Reducing emissions while developing needed technologies consistent with the Paris Agreement.

I hope this gives you a deeper understanding of our strategy and plans for 2021 and beyond, and that you share my optimism in what lies ahead. Your leaders will provide additional context and enable you to focus your work on achieving our objectives.

Above all else, I am most optimistic about our future because of the tremendous confidence I have in you. You’ve shown once and again what makes this company great.

I thank you for all you do for ExxonMobil and hope to see you all in person again very soon.

Please continue to stay safe and healthy.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) intends to file a proxy statement and associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in ExxonMobil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020, ExxonMobil’s proxy statement for the 2020 Annual Meeting of Shareholders, filed with the SEC on April 9, 2020 and ExxonMobil’s Form 8-K filed with the SEC on December 1, 2020. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the 2020 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.